                                   Exhibit 10

                              TRANSITION AGREEMENT

             This Transition Agreement (the "Agreement") is entered into this 13th day of June, 1995, between HUNT MANUFACTURING CO., a Pennsylvania corporation (the "Company"), and RONALD J. NAPLES ("Naples").

                                   BACKGROUND

             Naples currently is serving as Chairman of the Board of the Company and has served the Company in varying executive capacities for over 19 years, most recently as Chief Executive Officer of the Company. The parties now wish by this Agreement to set forth the terms of Naples's transition out of the Company.

             THEREFORE, in consideration of the mutual obligations and agreements contained herein and intending to be legally bound, the Company and Naples hereby agree as follows:

             1.  Resignation; Continued Employment/Consultancy.

(a) Resignation. Naples resigned all of his positions as an officer of the Company and its subsidiaries on April 19, 1995, and shall resign as Chairman of the Board and director of the Company and its subsidiaries not later than July 19, 1995.

(b) Employment and Consultancy. Naples currently is continuing as a non-executive employee of the Company and its subsidiary, Hunt Management Company, Inc., and shall continue in that capacity until: (i) July 19, 1998;
(ii) Naples's commencement of other employment (as defined in Section 4(a) hereof); (iii) Naples's death; or (iv) Naples's discharge for "Cause," whichever shall first occur. (Where applicable, the term "Company" shall also include Hunt Management Company, Inc., Naples's employer.)

             In the event of termination of Naples's employment pursuant to clause (ii) of this subsection (b), Naples shall continue as a consultant to the Company until July 19, 1998, or until his earlier termination for Cause or death.

             For purposes of this Agreement, "Cause" shall mean: (1) Naples's willful and material breach of this Agreement (including, without limitation, the provisions of Section 6 hereof); or (2) Naples's dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct relating to the performance of Naples's employment or consultancy hereunder which is materially injurious to the Company. Such "Cause" shall be determined by a resolution approved by at least two-thirds of the Directors of the Company after having afforded Naples the opportunity to appear before the Board of Directors of the Company and present his position.

             The Company shall give Naples not less than 60 days prior written notice of any intended termination of Naples's employment with or consultancy to the Company hereunder for Cause, with termination to occur no earlier than the expiration of such 60-day period. Such notice shall specify the grounds for such intended termination, and the Company shall only be entitled to terminate Naples for Cause if Naples shall have failed to remedy such Cause within said 60-day notice period. Naples shall give the Company not less than 15 days prior written notice of any proposed resignation by him as an employee of or consultant to the Company.

(c) Duties. During the term of his employment and consultancy hereunder, Naples shall perform such services for the Company and its subsidiaries as may reasonably be assigned to him, from time to time, by the Chairman (if other than Naples), the Vice Chairman, the Chief Executive Officer or the President of the Company (each an "Authorized Officer"). Such duties may include, without limitation, the following:

             (i) advising, consulting and assisting in transition matters relating to the transfer of responsibilities to a successor Chief Executive Officer;

             (ii) reviewing the Company's quarterly and annual reports, and offering comments for improving the Company's performance as reflected on such reports;

             (iii) advising and consulting with respect to strategic opportunities;

             (iv) advising, consulting and assisting in the development of business opportunities and the maintenance of customer relations.

             Unless expressly authorized by the Company's Board of Directors, Chairman of the Board (if other than Naples) or Chief Executive Officer, Naples shall not have, and shall not hold himself out as having, any authority to make any representations on behalf of the Company nor to execute any agreements on behalf of the Company or otherwise to bind the Company to any obligation to third parties.

             During the term of his employment hereunder, Naples shall not be required to spend more than 90 hours per month, and during the term of any consultancy hereunder not more than 45 hours per month, on the performance of his duties. Naples shall record the time spent by him on the duties assigned by an Authorized Officer and shall submit a statement of such time to the Chairman of the Company promptly after the end of each month. Further, such duties may be performed via telephone and/or by written communication and shall not require Naples's presence at the Company's facilities or his travel outside of the greater Philadelphia area unless otherwise mutually agreed by the parties. The Company shall reimburse Naples in accordance with the Company's normal reimbursement policies for all authorized, reasonable and documented expenses incurred by him in the performance of his duties hereunder.

             2.  Compensation; Benefits; etc..

             (a) Salary. Up through July 19, 1995, the Company shall continue to pay Naples his present salary of $400,000 per year. Commencing July 20, 1995 the Company, subject to Section 4 hereof, shall pay Naples a salary at the rate of $565,000 per year for the three-year period ended July 19, 1998. Naples's salary shall be paid to him in accordance with the Company's normal payroll practices and schedule, less applicable withholding and deductions, and shall be sent to him at such address as he shall specify in writing to the Company from time to time.

             (b) Annual Bonus. The Company shall pay Naples a pro rata bonus, if any, earned for fiscal year 1995 under the Company's annual bonus program based upon service through April 30, 1995, but Naples shall not be entitled to any bonus with respect to any period after April 30, 1995. Such pro rata bonus, if earned, shall be paid at such time as other executives of the Company receive their annual bonuses for fiscal 1995, and shall be based upon the Company's profits before taxes per share as determined under the Annual Bonus Plan for the executives of the Company.

             (c) Long-Term Incentive Compensation Plan. Naples's unvested awards under the Company's Long-Term Incentive Compensation Plan (the "LTIC Plan") shall be proportionately vested through April 30, 1995 and shall be paid to Naples as and when provided in the LTIC Plan. These include awards under the LTIC Plan for the FY 93-95 performance period and the FY 94-96 performance period. With respect to the FY 93-95 performance period, Naples shall be entitled to 28/36 of a full award, and with respect to the FY 94-96 performance period, Naples shall be entitled to 16/36 of a full award. Naples shall not be entitled to participate in the LTIC Plan with respect to any period after April 30, 1995.

             (d) Benefits. Up through July 19, 1995, Naples shall continue his present participation in Company benefit plans and programs except as otherwise expressly provided in this Agreement. Subsequent to July 19, 1995, Naples shall continue to participate in the Company benefit plans and programs listed in
Schedule 2(d) hereto as and to the extent specified in such Schedule; however, he shall not participate in any other benefit plans and programs of the Company including, without limitation, those listed in Paragraph V of Schedule 2(d).

             (e) Automobile; Perquisites; etc. On or about August 1, 1995, the Company shall transfer to Naples title to the 1993 Buick Roadmaster Estate automobile presently leased by the Company for him and to the cellular telephone affixed to the automobile. Such transfer shall be without cost to Naples except for any withholding taxes and licensing and registration fees as may be required, and, on the date of such transfer, Naples shall return to the Company all Company credit cards issued by gasoline companies. Naples agrees to accept such automobile in its then condition and shall thereafter be responsible for such automobile, its maintenance and the securing of all insurance thereon and for the cost of operation of the cellular telephone located in such automobile. Naples further agrees to indemnify and hold the Company harmless against any liability or obligation with respect to such automobile or its use following such transfer of title.

             Any items of Company-owned equipment, as well as Company credit cards furnished by the Company to Naples for his use, shall be returned to the Company (if not previously returned) on the date of his resignation as Chairman of the Board and director of the Company, unless otherwise expressly agreed by the Company.

             The Company shall continue to furnish to Naples the other perquisites listed on Schedule 2(e) hereto through December 31, 1995, or until the earlier termination of Naples's employment hereunder; however, he shall not be entitled to any perquisites not listed on or expressly excluded by Schedule 2(e).

             3.  Certain Additional Payments.

             (a) Vacating of Office; Allowance; etc.. Naples shall vacate his office at the Company not later than July 20, 1995. The Company shall pay Naples $6,000 if he vacates his office by May 15, 1995 or $4,000 if he vacates said office after May 15, 1995 but by June 15, 1995. Further, the Company shall pay Naples $4,167 per month for the 12 calendar months following the month in which he vacates his office and $2,084 per month for the succeeding 12 calendar months as an allowance for rent, secretarial help and/or outplacement services. Any payments required under the first sentence of this subsection (a) shall be made on or before the 10th day of the month following the month Naples vacates his office, and the monthly payments required by the second sentence of this subsection (a) shall be payable on or before the 10th day of each month commencing with the month following the month in which he vacates his office.

             (b) Legal Fees. The Company shall pay Naples's legal fees, up to a maximum aggregate of $10,000, incurred by him in connection with the negotiation and implementation of this Agreement. Such payment shall be made promptly by the Company upon receipt of reasonable documentation of such fees.

             4. Termination of Employment; Conversion to Consultancy; Mitigation; Effects.

             (a) Other Employment. Naples shall be under no obligation to seek or accept other employment during the period ending July 19, 1998. If Naples does commence other employment, as defined in this subsection (a), during such period, his employment by the Company, his entitlement to participate in the Company's benefit plans and programs (except as otherwise expressly provided in such plans and programs or in Schedule 2(d) hereto or by applicable law), and his entitlement to the payments set forth in Section 3(a) hereof shall terminate concurrently with commencing such other employment, but Naples shall continue as a consultant to the Company, and the Company shall continue to pay him the salary specified in Section 2(a) hereof ("Salary") through July 19, 1998 or until his earlier death or termination of his consultancy for Cause. Naples shall be deemed to have commenced other employment if (i) he becomes actively involved on a substantially full-time basis in any business as a general partner in a partnership, or (ii) he is employed (whether as an employee or as an independent contractor) on a substantially full-time basis by any other entity, not more than 30% of which is owned by Naples and/or members of his family, for a period of more than eight weeks in any calendar quarter, in which case Naples's other employment shall be considered to have commenced on the first day following such eight-week period. (A "substantially full-time basis" shall mean employment on a basis which requires Naples to spend three days a week or more of his normal working time in such other activity. Naples's "family" shall mean his parents, his siblings and their spouses, his children and their spouses, and Naples's spouse and her parents and siblings.) Naples shall notify the Company not later than the day such partnership initially commences and, in the case of employment, shall provide preliminary notice on the date such employment commences and confirmatory notice on the completion of the eighth week of such employment. Naples shall cease to be an employee of the Company on the first day following such eight-week period.

             (b) Mitigation. Notwithstanding subsection (a) above, during the year commencing July 20, 1997 and ending July 19, 1998 (the "mitigation year"), the Salary or consulting fees to which Naples shall be entitled hereunder shall be reduced by the amount of compensation earned by Naples from other employment (as defined above) during such mitigation year. Compensation earned by Naples during the mitigation year from any such other employment shall be deemed to include compensation or other earned income reported on IRS Form W-2, Schedule K-1, or Form 1099, for the calendar years 1997 and 1998, subject to the following guidelines: any bonus received by Naples with respect to the 1997 or 1998 calendar years shall be prorated, on a monthly basis, throughout such calendar years; any amounts attributable to the grant or exercise of stock options or currently nontaxable benefits shall be excluded; nonqualified deferred compensation shall be included, when earned, if such deferred amounts are not subject to a substantial risk of forfeiture, and shall be excluded if subject to a substantial risk of forfeiture; and any amounts attributable to grants of restricted stock shall be included on the date of grant without regard to the date or dates on which the restrictions on such stock lapse. The parties shall cooperate with one another in good faith to determine the amount of such reduction in Salary or consulting fees and the method of effecting same.

             (c) Death. If Naples's employment or consultancy hereunder shall be terminated prior to July 20, 1998 due to his death, Naples's entitlement to participate in the Company's benefit plans and programs (except as otherwise expressly provided in such plans and programs or in Schedule 2(d) hereto or by applicable law) and his entitlement to the payments set forth in Section 3(a) hereof immediately shall terminate (if not previously terminated), but the Company shall continue to pay Naples's Salary through July 19, 1998 to his estate.

             (d) Cause. If Naples's employment or consultancy hereunder shall be terminated prior to July 19, 1998 for "Cause", his entitlement to participation in the Company's benefit plans and programs and his entitlement to the payments set forth in Section 3(a) hereof shall immediately terminate as and to the extent provided in subsection (c) above, and Naples shall not be entitled to Salary with respect to any period subsequent to the termination of his employment or consultancy.

             (e) Disability. If Naples becomes disabled, as defined in the Company's Group Long-Term Disability Plan, while employed by or acting as a consultant hereunder to the Company, Naples's entitlement to participate in the Company's benefit plans thereafter shall be determined as expressly provided by the terms of the applicable plans and as provided under the terms of this Agreement, but the Company shall continue to pay to Naples his Salary through July 19, 1998, except that such Salary shall be reduced by the amount of any disability payments which may be payable to Naples under the Company's disability plans with respect to the period from the date of Naples's disability through July 19, 1998.

             5.  Repayment of Indebtedness.

             Naples currently has outstanding loans from the Company, in the aggregate principal amount of $533,871, made pursuant to the terms of a Loan and Security Agreement, as last amended on April 20, 1988, which loans are represented by Promissory Notes. Subject to Naples's right to prepay them in whole or in part at any time without penalty, the currently outstanding Promissory Notes shall remain outstanding in accordance with their current terms. Naples shall repay such Promissory Notes in full not later than the earliest of: (a) September 17, 1998, (b) 60 days following termination of his employment and any consultancy hereunder if such termination occurs prior to July 19, 1998, or (c) the date such Notes become due and payable in accordance with their respective terms.

             6.  Certain Covenants of Naples.

(a) Confidentiality. Naples shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses which shall have been or shall be obtained by Naples during his prior or future employment by or consultancy with the Company or any of its subsidiaries and which shall not have become public knowledge (other than by acts by Naples or his representatives in violation of this Agreement). For a period of three years following the termination of Naples's employment with or consultancy to the Company and its subsidiaries for any reason, Naples shall not, without prior written consent of the Company, use for his own benefit or communicate or divulge to anyone other than the Company and those designated by it any such information, knowledge or data.

(b) Noncompetition. Naples agrees that prior to July 20, 1998 he shall not: (i) directly or indirectly, anywhere in the world, manufacture, produce, sell or market, or cause or assist any other person or entity to manufacture, produce, sell or market any product, in direct competition with any product which was being sold or marketed by the Company or any of its subsidiaries at April 19, 1995, or which as of that date the Company was planning to market and sell, or
(ii) be an employee, officer, director, partner, or trustee of, or be the beneficial owner of more than 5% of the outstanding common stock of or equivalent equity interest in, any person or entity that is engaged in any such activities. However, this subsection (b) shall not restrict Naples from becoming an employee of another entity which is engaged as part of its business in any such competing activities, provided that Naples reasonably can demonstrate to the Company that his position and activities with such other entity do not involve, to any material extent, such competing activities, and provided further that Naples continues strictly to abide by the provisions of subsections (a) and
(c) of this Section 6.

(c) Noninducement. Naples agrees that prior to July 20, 1998, he will not, directly or indirectly, take any action to induce any supplier or customer of the Company or any of its subsidiaries to cease doing business, or to reduce the amount of its business, with the Company or any of its subsidiaries, or to solicit any person in the employ of the Company or any of its subsidiaries to terminate such employment and become employed elsewhere.

(d) Equitable Relief. Naples acknowledges that the covenants contained in subsections (a), (b) and (c) above are reasonable and necessary for the protection of the Company's legitimate interests. However, in the event that the duration and/or scope of any such covenant are finally determined by any court or arbitration panel of applicable jurisdiction to be of such length or breadth as to render the covenant unenforceable, the duration and/or scope of such covenant shall be reduced to such length and/or breadth as shall render such covenant enforceable. Notwithstanding the provisions of Section 10 hereof, the Company shall be entitled to seek equitable remedies, including injunctive relief, in any court of applicable jurisdiction in the event of any breach or threatened breach by Naples of the covenants contained in subsection (a) above (but no such equitable judicial remedy shall be available for a breach of subsections (b) and (c) above).

(e) Damages. In the event that it is determined by a court or arbitration panel pursuant to Sections 6(d) or 10 hereof, respectively, that Naples has materially and willfully violated the provisions of Section 6(a), (b) or (c) hereof, the court or arbitration panel may award damages to the Company; provided, however, that such damages, in the case of a violation of Section 6(b) hereof, shall not exceed the amount of the compensation and the cost to the Company of the benefits received by Naples under this Agreement during the period that the violation existed, plus interest thereon. In no event shall an asserted violation of the provisions of Section 6(a), (b) or (c) hereof constitute a basis for deferring or withholding any compensation or benefits otherwise payable to Naples under this Agreement unless and until the existence of a material and willful violation is determined by a court or by arbitration pursuant to Sections 6(d) or 10 hereof, respectively.

             7.  Cooperation in Litigation.

             During the period of his employment and consultancy hereunder and for two years thereafter, Naples, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation or administrative proceedings or investigations in which the Company may be or become involved.

             8.  Indemnification.

             To the extent not in contravention of applicable law, the Company shall provide to Naples with respect to periods prior hereto and with respect to such future periods as he remains an employee of or a consultant to the Company hereunder the same rights to indemnification and advances of expenses as Naples presently has under the By-laws of the Company.

             9.  Mutual Release.

             The Compensation and benefits provided for in this Agreement constitute the entire compensation and benefits which Naples shall be entitled to receive. Further, the parties concurrently herewith shall execute the Mutual Release attached hereto as Appendix I.

            10.  Arbitration.

             Except as otherwise provided in Section 6(d) hereof, any controversy or claim arising out of or relating to this Agreement or the breach hereof which cannot promptly be resolved by the parties shall be promptly submitted to and settled exclusively by arbitration in the City of Philadelphia, Pennsylvania, in accordance with the laws of the Commonwealth of Pennsylvania by three arbitrators, one of whom shall be appointed by the Company, one by Naples and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 10. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            11.  Knowing and Voluntary Agreement.

             Naples acknowledges that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he has received the assistance and advice of legal counsel of his choice in connection herewith and through the negotiation hereof, that he knowingly and voluntarily, of his own free will without any duress, being fully informed and after due deliberation accepts the terms hereof, and that the Company has provided him with no less than twenty-one days to consider this Agreement before executing it.

            12.  Effective Date; Notices.

             This Agreement will become effective on the date first above written, provided that it has not been rescinded by Naples by his written notice to the Company within a period of seven days after such date.

             Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if hand delivered or if sent by registered or certified mail, if to Naples, at the last address he has filed in writing with the Company or, if to the Company, to the attention of the Chief Executive Officer at the Company's then principal executive offices. Notices, requests, etc. shall be effective when actually received by the addressee or at such address.

            13.  Assignment and Benefit.

             (a) Nonassignable by Naples. This Agreement is personal to Naples and shall not be assignable by Naples by operation of law or otherwise, without prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Naples's heirs and legal representatives.

             (b) Assignment by Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any subsidiary of the Company to which the Company may assign any of its rights hereunder; provided, however, that no assignment of this Agreement by the Company, by operation of law or otherwise, shall relieve it of its obligations hereunder, except an assignment of this Agreement to and its assumption by, a successor pursuant to subsection (c) below.

             (c) Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation operation of law or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of and be binding upon such a successor. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

            14.  Governing Law.

             The provisions of this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

            15.  Entire Agreement.

             This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, including, without limitation, the Change in Control Agreement dated as of December 30, 1994, and ss.4.10 of the Company's SERP. This Agreement may not be altered or amended except by an agreement in writing signed by or on behalf of the party to be bound.

            16.  No Waiver.

             The failure to insist upon strict compliance with any provision of this Agreement by any party shall not be deemed to be a waiver of any future noncompliance with such provision or of noncompliance with any other provision.

            17.  Severability.

             In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

             IN WITNESS WHEREOF, Naples has hereunto set his hand and, pursuant to the authorization from its duly authorized Compensation Committee of the Board of Directors of the Company, the Company has caused these presents to be executed in its name and on its behalf by its duly authorized officers all as of the day and year first above written.

/s/ Ivy Peterson                                     /s/ Ronald J. Naples
-----------------------------                       ---------------------------
Witness                                             Ronald J. Naples



ATTEST:                                          HUNT MANUFACTURING CO.

/s/ William E. Chandler                          By /s/ John W. Carney
-----------------------------                       ---------------------------
Secretary                                        Its V.P.- H.R.
                                                     --------------------------


                                                 Approved on behalf of the
                                                 Compensation Committee of the
                                                 Board of Directors of Hunt
                                                 Manufacturing Co., being
                                                 authorized so to do:


                                                 By /s/ Robert H. Rock
                                                 ------------------------------
                                                 Chairman
                                                 Compensation Committee
                                                 Date   June 13, 1995
                                                     --------------------------

                                SCHEDULE 2(d) to
                              TRANSITION AGREEMENT

                                    BENEFITS

I.   Stock Options.

             Naples shall no longer be eligible to receive new grants of options or new stock grants under the Company's existing or future stock option or grant plans.

             Naples currently holds stock options under the Company's 1983 and 1993 Stock Option Plans as follows: 1983 Plan - 192,621 shares and 1993 Plan - 109,000 shares. Except as provided below, as long as Naples remains an employee of the Company or any of its subsidiaries, such options shall remain outstanding and continue to vest, expire etc. in accordance with the terms of the governing option plans.

             Upon termination (otherwise than for Cause) of Naples's employment under the Agreement, any of his then outstanding options under the 1983 Plan which have been outstanding for at least one year immediately shall become exercisable in full, and such options (together with any of his non-accelerated options under the 1983 Plan to the extent they were exercisable at the time of termination of Naples's employment) shall remain exercisable for three months (or one year if termination of employment is due to death or disability) or until their earlier expiration or termination under the terms of the 1983 Plan.

             Upon termination (otherwise than for Cause) of Naples's employment or consultancy under the Agreement, whichever is later, any of his then outstanding options under the 1993 Plan shall be accelerated and remain exercisable in the same manner as is provided in the preceding paragraph with respect to options under the 1983 Plan.

             Upon termination of Naples's employment or consultancy for Cause, there shall be no acceleration of Naples's options under the 1983 or 1993 Plans, but otherwise the treatment of such options shall be as provided in the preceding two paragraphs.

             In the event of a "corporate transaction" involving the Company (as provided in Section 8 of the 1983 and 1993 Plans) if the Compensation Committee determines to terminate any of Naples's options outstanding under those Plans as authorized thereunder, the options to be so terminated shall immediately become exercisable in full. Further, if the Compensation Committee pursuant to Section 8 of the 1983 and/or 1993 Plans accelerates the exercisability of any options outstanding under the 1983 and 1993 Plans, the Committee shall simultaneously accelerate the exercisability of all of Naples's options then outstanding under the 1983 and 1993 Plans.

             Except as expressly otherwise provided above, Naples's stock options shall remain subject to the provisions of the applicable option plans and option agreements thereunder.

II.   Pension Plan and Savings Plan.

             Naples shall continue to participate in the Hunt Manufacturing Co. Pension Plan (the "Pension Plan") and the Hunt Manufacturing Co. Savings Plan (the "Savings Plan") under and subject to the terms of such Plans, including applicable service requirements. Naples shall not be eligible for Basic and Matching Contributions under the Savings Plan.

III.   Supplemental Executive Benefits Plan.

             Naples shall continue to participate in the Hunt Manufacturing Co. Supplemental Executive Benefits Plan (the "Supplemental Executive Benefits Plan"), which provides supplemental retirement benefits, life insurance benefits, and salary deferral benefits (including matching employer contributions), subject to and in accordance with the terms of the Supplemental Executive Benefits Plan, provided that Naples may continue to make salary deferrals (without matching employer contributions) with respect to consulting payments. Life insurance benefits for Naples under the Supplemental Executive Retirement Plan shall continue until July 19, 1997, or, if later, until the termination of his employment with the Company. The Supplemental Executive Benefits Plan, as amended, provides that any participant who retires after age 52 with at least 20 years of service shall be able to commence receiving payments under Article IV thereof at such time. Such payments shall be actuarially reduced in accordance with the terms of the Supplemental Executive Benefits Plan, as thus amended.

             The Supplemental Executive Benefits Plan, as amended, also provides that for purposes of calculating his benefit under Article IV thereof, Naples shall be credited with years of service from July 20, 1995 through July 19, 1998 and compensation during such time at the rate of $565,000 per year (without regard to any mitigation pursuant to Section 4(b) of the Agreement during the period from July 20, 1997 through July 19, 1998). The Supplemental Executive Benefits Plan, as amended, further provides that Naples shall have the ability to elect to take ownership of certain life insurance policies held by the Trust under the Plan for benefits pursuant to salary deferrals and matching employer contributions, in lieu of receiving such benefits under the Supplemental Executive Benefits Plan.

             The Company has provided Naples with an estimate of his supplemental retirement benefits under the Supplemental Executive Benefits Plan. Such estimate is attached hereto as Appendix II. The calculations on Appendix II are merely an estimate based on the assumptions contained therein. As stated in the exhibit, Naples's compensation for computing benefits for calendar year 1995 shall include any pro rata bonuses for 1995.

             The Supplemental Executive Benefits Plan shall be amended to provide that the cash value of any separate insurance contracts purchased on Naples's life pursuant to the normal operation of the Plan and grantor trust (the "Trust") created thereunder shall be used solely for the payment of benefits under the Plan to Naples (to the extent such cash value does not exceed the Company's obligation to Naples under the Plan). Upon Naples's termination of employment, a separate subfund shall be established within the Trust for such contracts. The Company agrees to pay the premiums on such contracts as they come due, until June 1, 1998, and expects to continue to make contributions to the Trust thereafter in accordance with the normal funding procedures of the Plan.

             Notwithstanding the foregoing, the proceeds of any death benefit received pursuant to such contracts may be used for any purpose under the Plan and Trust. Naples shall have only the rights of a general, unsecured creditor against the Company for any distributions due under the Plan and Trust, and shall not have any property interest in such insurance contracts or any other assets of the Plan and Trust.

IV.   Other Benefit Plans and Programs for Which Naples is Eligible.

             While his employment with the Company continues, Naples shall be eligible to participate in the Company's Group Life and Medical Plans, Selected Medical Benefits Plan, Flexible Benefits Plan, Group Long-Term Disability Plan, Short-Term Disability Plan, Preferred Professional Long-Term Disability Plan, Business Travel Accident Insurance Plan, Employee Assistance Program, and Family Resource Service Program in accordance with the terms of such Plans and Programs, and any amendments or modifications thereof, so long as such Plans and Programs remain in effect at the Company. During the consultancy, Naples shall be eligible for Business Travel Accident Insurance coverage while travelling on authorized Company business.

V.   Other Benefit Plans and Programs for Which Naples is Not Eligible.

             Naples shall not be eligible for any severance or termination benefits under any Company plans, policies, or procedures providing for such benefits, including, but not limited to, the Hunt Manufacturing Co. Officers' Severance Plan and the Hunt Manufacturing Co. Non-Officer Severance Plan, and any predecessor or successor plan. Naples shall not be eligible for participation in or benefits under the Company's Employee Stock Purchase Plan, Universal Life Insurance Plan, Tuition Reimbursement Program, Matching Gift Program, or Foundation Scholarship Program. Naples shall also not be entitled to any benefits to which he may have been entitled to under his Change in Control Agreement with the Company. Naples shall cease accruing vacation time as of July 19, 1995 and shall not be entitled to any payments for unused vacation time at any time during or after his employment with the Company.

                                  SCHEDULE 2(e)
                                       to
                              TRANSITION AGREEMENT

                                   PERQUISITES


I.   Company Physical.

             Naples shall be entitled to an annual Company provided physical examination at the Ben Franklin Clinic, in accordance with the availability of such a physical examination for other employees of the Company.

II.   Tax Preparation.

             Naples shall be entitled to tax preparation services on the same terms and conditions as he was entitled to while an executive and director of the Company.

III.   Lunch Club.

             Naples shall be entitled to Company provided membership in a lunch club on the same terms and conditions as Naples was entitled to while employed as an executive and director of the Company.

IV.   Financial Planning.

             The Company does not provide financial planning assistance to any employees, and Naples shall not be entitled to any such assistance.


V.   Automobile and Cellular Telephone

             Prior to transfer of title, Naples shall be entitled to use of a Company-owned or leased automobile and cellular telephone, subject to taxability for personal use. Upon the transfer of title, the Company will cease to provide an automobile to Naples, but Naples may be reimbursed for all authorized, reasonable and documented expenses incurred by him for the use of the automobile in the performance of his duties for the Company.